Maddox Ungar Silberstein, PLLC CPAs and Business Advisors
Phone (248) 203-0080
Fax (248) 281-0940
30600 Telegraph Road, Suite 2175
Bingham Farms, MI 48025-4586
www.maddoxungar.com

August 14, 2009

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Axius, Inc.
Taguig City, Philippines

To Whom It May Concern:

Maddox Ungar Silberstein, PLLC hereby consents to the use in the Form 10-K/A, Amendment No. 1, Annual Report Pursuant to Section 13 or 15(d) of the Securities Act of 1934, filed by Axius, Inc. of our report dated January 15, 2009, relating to the financial statements of Axius, Inc., a Nevada Corporation, as of and for the periods ending October 31, 2008 and 2007.

Sincerely,

/s/ Maddox Ungar Silberstein, PLLC

Maddox Ungar Silberstein, PLLC